EXHIBIT 11.
  INCOME PER SHARE

	Three Months Ended September 30,
	2000			1999
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Income per share
Net income attributed to Common shareholders	$1,508,519	8,647,891	$0.17	$3,412,303	8,637,440	$0.40

Effect of dilutive securities
Stock warrants	—	538,188		—	723,069
Stock options	—	1,307		—	4,802

Diluted income per share
Net income attributed to Common shareholders	$1,508,519	9,187,386	$0.16	$3,412,303	9,365,311	$0.36

	Nine Months Ended September 30,
	2000			1999
	Income (Numerator)	Shares (Denominator)	Per-Share Amount	Income (Numerator)	Shares (Denominator)	Per-Share Amount
Basic Income per share
Net income attributed to Common shareholders	$2,098,302	8,644,456	$0.24	$4,699,488	8,633,125	$0.54

Effect of dilutive securities
Stock warrants	—	603,639		—	723,209
Stock options	—	2,503		—	4,662

Diluted income per share
Net income attributed to Common shareholders	$2,098,302	9,250,598	$0.23	$4,699,488	9,360,996	$0.50